                                                                   EXHIBIT 10(B)
                                                                   -------------
                           KEITHLEY INSTRUMENTS, INC.
                           SUPPLEMENTAL DEFERRAL PLAN

         THIS PLAN is made and entered into this September 1, 1999, by Keithley Instruments, Inc., a corporation with principle offices and place of business in the State of Ohio, hereinafter referred to as the "Corporation."

                                   WITNESSETH:

         WHEREAS, the Corporation wishes to establish and maintain an unfunded deferred compensation plan primarily for the purpose of providing additional deferred compensation benefits for a select group of management or highly compensated employees; and

         WHEREAS, the Corporation intends that the Plan at all times shall be administered and interpreted in such a manner as to qualify for the limited exemption available under section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") from selected provisions of ERISA Title I;

         NOW, THEREFORE, in consideration of the premises, the Corporation hereby establishes and maintains the Keithley Instruments, Inc. Supplemental Deferral Plan, upon and subject to the following terms and conditions.


                                  DEFINITIONS:

         ACCOUNT. A bookkeeping account, established by the Corporation in the name of a Participant and kept as part of the Corporation's regular books and records, that indicates such Participant's interest in the Plan. Each individual participating in the Plan as a Participant shall have an Account established and maintained in his or her name, and the Corporation (or its designee) shall credit or charge to such Account (i) any and all amounts deferred hereunder by or on behalf of such Participant, (ii) any and all amounts credited by the Corporation pursuant to paragraph 1.03 hereof, (iii) any interest or dividends credited thereto in accordance with this Plan and (iv) any investment earnings or gains credited, or losses charged, thereto in accordance with Article Four of this Plan, (v) any distributions directly or indirectly charged to such Participant or his or her beneficiaries hereunder (including direct transfers, and tax withholdings and remittances); and (vi) any Plan and Plan-related costs or expenses charged thereto. The existence of such Account shall not create, and shall not be deemed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Participant, his or her designated beneficiary, or other beneficiaries under the Plan.

         AFFILIATE. Any corporation, partnership, limited liability company, joint venture, association, or similar organization or entity, which is a member of a controlled group of corporations that includes, or which is under common control with, the Corporation. For purposes of determining the presence of a "controlled group of corporations, or "common control," the standards set forth in Section 414(b) and 414(c) of the Code and related regulations, as interpreted and applied by the Corporation acting in its sole discretion, shall apply.

         CALENDAR YEAR.  January 1 to December 31.
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         CODE. The Internal Revenue Code of 1986, as amended or re-codified, and in effect from time to time.

         COMPENSATION. As applicable, the total salary, bonuses and commissions, or director's and meeting fees, paid or due to be paid by the Corporation to a Participant in a Calendar Year, including any amount deferred pursuant to Article One hereof.

         CORPORATION. Keithley Instruments, Inc., an Ohio corporation. The Corporation shall act through its board of directors (the "Board"), which may delegate some or all of its rights, duties and responsibilities to committees of the Board and employees of the Corporation; provided, that any delegation by the Board shall be in writing.

         EARLY RETIREMENT DATE. The date the Participant attains 55 years of age.

         EFFECTIVE DATE. July 1, 1999.

         ELECTION TO DEFER. A written notice filed by the Participant with the Corporation in substantially the form attached hereto as Exhibit A, specifying the amount (if any) of Compensation to be deferred.

         ELIGIBLE INDIVIDUAL. Any individual employed by the Corporation or an Affiliate (or both) who satisfies the Minimum Eligible Compensation Level and has been selected by the President of the Corporation (acting in his sole discretion) to participate herein. Such term shall include any individual who serves as a non-employee director of the Corporation without regard to the Minimum Eligible Compensation Level. Any individual who qualifies as an Eligible Individual shall be entitled to participate herein in accordance with the provisions of paragraph 1.01 hereof.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended and then in effect.

         MINIMUM ELIGIBLE COMPENSATION LEVEL. Compensation of at least $80,000 per Calendar Year, as determined for the preceding Calendar Year. The Compensation needed to satisfy the Minimum Eligible Compensation Level each Plan Year shall be adjusted to reflect changes in the Consumer Price Index for All Urban Consumers ("CPI-U").

         NORMAL RETIREMENT DATE. The date a Participant attains 65 years of age.

         PARTICIPANT.  An Eligible Individual who participates in the Plan.

         PARTICIPANT ANNUAL DEFERRAL. The portion of a Participant's Compensation that he or she elects to defer for a Calendar Year.

         PLAN. This Plan, together with any and all amendments or supplements thereto.

         PLAN ADMINISTRATOR.  The Corporation.

         PLAN YEAR.  The Calendar Year.


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                                   ARTICLE ONE

         1.01 ELIGIBILITY. (a) Any individual who is an Eligible Individual may become a Participant in the Plan as of the first day of the Plan Year next following the date such individual becomes an Eligible Individual. As a condition of participation, each Eligible Individual shall be required to execute a participation agreement in the form annexed hereto as Exhibit B. (b) Once an Eligible Individual becomes a Participant, he or she shall remain a Participant until death, or if earlier, until his or her Account is fully distributed; however, an individual shall only be an active Participant while an Eligible Individual. (C) In the case of any Eligible Individual who first becomes a Participant after the Effective Date, the Plan Administrator shall specify the date as of which such Individual commences participation hereunder.

         1.02 DEFERRAL ELECTION. Commencing on the Effective Date, and continuing through the date on which an Eligible Individual ceases to qualify as an Eligible Individual, an Eligible Individual shall be entitled to elect to defer, and have credited to his or her Account, up to 100% of his or her Compensation. Any amounts not paid to an Eligible Individual because it has been deferred shall be credited to such Individual's Account within (30 days) of the date such amounts otherwise would have been paid to such Individual.

         1.03 CREDITING CORPORATE AMOUNTS. From time to time, the Corporation may credit each Participant's Account, in amounts and using such methods, allocation criteria and standards as the Corporation shall determine in its sole discretion. Any amounts so credited shall be credited to each Participant's Account within (30 days) following the date such amounts are declared.


                                   ARTICLE TWO

         2.01 RESPONSIBILITY FOR ADMINISTRATION OF THE PLAN. (a) The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. It may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties. (b) The primary responsibility of the Plan Administrator is to administer the Plan for the benefit of the Participants and their beneficiaries, subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with its administration, interpretation and application. Any such determination shall be conclusive and binding upon all persons. The Plan Administrator shall have all powers necessary or appropriate to accomplish its duties.

         2.02 INFORMATION FROM CORPORATION. The Corporation and each Affiliate shall provide to the Plan Administrator, on an accurate and timely basis, the information needed to properly administer the Plan. The Plan Administrator may rely upon the correctness of all such information as is so supplied and shall have no duty or responsibility to verify such information. The Plan Administrator shall also be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Plan Administrator with respect to the Plan.


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         2.03 INVESTMENT. The Corporation shall determine, in its sole discretion, whether to dedicate or encumber corporate assets, or engage in investment activities, to place the Corporation in a position to discharge and otherwise satisfy its liabilities under the Plan. Notwithstanding the preceding sentence to the contrary, each Participant with an interest in the Plan acknowledges, consents and agrees that his or her rights under the Plan are defined by, and limited to, such Participant's Account, and that he or she has no right, title or interest to, or any interest in or claim to (whether at law or in equity) any investments made or funds established by the Corporation to facilitate the discharge of the Company's Plan liabilities.


                                  ARTICLE THREE

         3.01 VESTING OF PLAN INTERESTS. Regardless of the circumstances under which a Participant's relationship with the Corporation terminates, that portion of the Participant's Account attributable to deferrals made pursuant to Paragraph 1.02, including any investment gains or losses on such Deferrals, shall be 100% vested. Contributions by the Corporation credited to said Participant's Account (whether pursuant to paragraph 1.03, or otherwise), including any investment gains or losses on such contributions, will vest in accordance with the following schedule:

         COMPLETED YEARS OF PLAN PARTICIPATION              VESTED PERCENTAGE
         -------------------------------------              -----------------
                     Less than 1                                    0%
                     1 but less than 2                             33%
                     2 but less than 3                             67%
                     3 or more                                    100%

provided, that if a Participant's relationship with the Corporation and all Affiliates terminates prior to the completion of three (3) Completed Years of Plan Participation, such Participant shall forfeit the forfeitable portion of his or her Account; and provided, further, that if a Participant's relationship with the Corporation and all Affiliates terminates or is terminated "for cause," no benefits of any kind will be payable under the terms of this Plan, other than such Participant's interest in deferrals made pursuant to paragraph 1.02 hereof

         3.02 VESTING UPON CHANGE IN CONTROL. Immediately upon any Change in Control (as defined below), notwithstanding any other contrary provisions herein (including, without limitation, paragraph 3.01 hereof), each Participant's interest in all amounts credited to his Account under this Plan shall fully and immediately vest and become nonforfeitable, and all forfeiture provisions otherwise imposed hereunder (including those set forth in paragraph 3.01 hereof) shall be null, void and unenforceable and have no further force or effect.

         For purposes of this paragraph, a Change in Control shall be deemed to have occurred if and when: (a) any tender offer is made and consummated for the ownership of 25% or more of the outstanding voting securities of the Corporation; (b) the Corporation is merged or consolidated with another entity and, as a result of such merger, reorganization or consolidation, less than 75% of the outstanding voting interests of the surviving or resulting entity is owned in the aggregate by the Corporation, or by the former shareholders of the Corporation, as determined immediately prior to such merger, reorganization or consolidation; (c) the Corporation sells substantially all of its assets to another entity (including one or more Affiliated Companies, as defined below if applicable) which is not at least eighty percent (80%) owned by the Corporation; or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 (the

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"Exchange Act"), acquires, other than by reason of inheritance, twenty-five percent (25%) or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record). In making any such determination, transfers made by a person to an affiliate of such person (as determined by the Board prior to such transfer), whether by gift, devise or otherwise, shall not be taken into account. For purposes of this Plan, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof pursuant to the Exchange Act.

For purposes of this paragraph, "Affiliated Company" or "Affiliated Companies" means the Corporation, any and all corporations, limited and/or general partnerships, limited liability companies, business trusts, or other trades or businesses, in which the Corporation holds a direct or indirect ownership interest, or a profits or beneficial interest, in excess of fifty percent (50%).


                                  ARTICLE FOUR

         4.01 EARNINGS OR LOSSES ON DEFERRED AMOUNTS. The Corporation hereby agrees that it will credit the Participant's Account in an amount equal to the investment earnings or losses attributable to such Participant's Account. For this purpose, a Participant's Account shall be assumed to have been invested in the fund or funds selected by the Participant on the first day of the month following the income deferral. Each Participant shall have the right to select, from the funds made available by the Plan Administrator, the fund or funds in which his or her Account shall be deemed to be invested and, prior to the beginning of each calendar quarter, to designate a different fund or funds, in writing.


                                  ARTICLE FIVE

         5.01ELECTION TO DEFER COMPENSATION. The Participant may defer all or a portion of his or her Compensation by filing an Election of Deferral. An Election of Deferral must be filed prior to the beginning of the Calendar Year to which it pertains and shall be effective on the first day of such Calendar Year; however, for the Plan Year in which an Eligible Individual first becomes eligible to participate in the Plan, such election must be made before the effective date of participation, and only Compensation earned after the date of election shall be taken into account. Each Election of Deferral shall be effective only in the Calendar Year to which the Election of Deferral applies. Any subsequent Election of Deferral, to be effective must be filed prior to the beginning of the Calendar Year in which deferral is sought.

         5.02TRANSFER, CONSOLIDATION OF CORPORATE INTERESTS. A Participant with a vested interest in one (1) or more other unfunded, elective deferred compensation plans maintained by the Corporation (including, without limitation, interests held under the Keithley Instruments, Inc. Deferred Compensation Plan (as amended)) may effect a transfer of interests between such plans and this Plan by accepting an interest in the Plan in lieu of some or all of the interest(s) then held under such other deferred compensation plan. To do so, however, such Participant and the Corporation must agree to compromise and extinguish outright such Participant's interest under such other Plan, in full accord and satisfaction of such other plan interest, and in addition consent and agree to each of the following terms and conditions: (a) extinguishment of the interest held under the other Keithley-maintained plan shall be a condition precedent to the creation of the indicated Plan interest; (b) a Plan interest created as a result of this paragraph shall only be created (and other plan interests are only extinguished) as of the last day of a calendar month selected by the Participant, based on the interests then held under such other plan; (c) both the Participant and the Corporation must consent and agree to such transfer of interest; (d) the extinguishment of such other deferred compensation plan interests must not be prohibited under the terms of such other plan(s); (e) any such transfer of interest must not materially accelerate the date such other plan interest(s) otherwise would be paid to (or in respect of) the Participant; and (f) any such transfer of interest must not have the effect of accelerating the interest held under such other plan(s) for federal tax purposes (including, without limitation, the economic benefit and constructive receipt income tax doctrines).


                                   ARTICLE SIX

         6.01 RETIREMENT AND TERMINATION BENEFIT. Following the date the Participant terminates his or her relationship with the Corporation and all Affiliates, or if later, attains his or her Normal Retirement Date or Early Retirement Date, the Corporation shall thereafter pay to the Participant, his or her Account. Such Account shall be payable in substantially equal monthly installments for the period of time selected by the Participant in Exhibit A (Election Deferral Form) attached hereto. The amount of each monthly installment shall be determined at the sole discretion of the Plan Administrator based on the value of the Participant's Account at the date payment is due, based on the interest rates prevailing at that time. Such payments shall commence on or about the first day of the first month following the Participant's termination or retirement date (as applicable).

         6.02 ACCELERATED PAYMENTS. The Plan Administrator shall make payment of all or a part of the Participant's Account balance before any payments would otherwise be due, if (a) the Plan Administrator reasonably determines that a change in the federal tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a beneficiary, or a closing agreement made under 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, causes or likely will cause a Participant to recognize income under the Plan for federal income tax purposes with respect to amounts that are or will be payable under the Plan before they are to be paid to the Participant; or
(b) a Plan interest is awarded or otherwise becomes payable to a former spouse of a Participant, by court order as part of a division or partition of marital property; or (c) there occurs a Change in Control (as defined in paragraph 3.02 hereof). In the event any such accelerated payment is determined to be necessary, distributions will be made as soon as practicable after such determination is made, and all Participants will receive such accelerated payments in the same form of distribution.


                                  ARTICLE SEVEN

         7.01 DISABILITY BENEFIT. The Participant shall be entitled to receive payments hereunder prior to his or her Normal Retirement Date if it is determined by a duly licensed physician selected by the Corporation that, because of ill health, accident, or disability, the Participant is no longer able properly and satisfactorily perform his or her regular duties for the Corporation. If the Participant's relationship with the Corporation terminates pursuant to this paragraph, the benefit payable hereunder shall be the vested value of the Participant's Account on the date of the physician's disability determination. The Disability Benefit payable under this Article shall be payable in equal monthly installments for the period of time selected by the Participant in Exhibit A (Election Deferral Form) attached hereto, with the first payment due on or about the first day of the third month following the determination of disability.

                                  ARTICLE EIGHT

         8.01 DEATH BENEFIT PRIOR TO COMMENCEMENT OF BENEFITS. In the event of the Participant's death prior to commencement of benefit payments, the Corporation shall distribute such Participant's Account as soon as practicable following the date of such Participant's death. The benefit payable under this Article shall be distributed to the Participant's beneficiary in a single payment (less any applicable withholding) and will be paid according to the last beneficiary designation received by the Corporation from the Participant prior to his or her death. If no such designation has been received by the Corporation, such payment shall be made to the Participant's surviving legal spouse. If the Participant is not survived by a legal spouse, or if such spouse shall fail to so appoint, the said payment shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the payment will be made to the estate of the later to die of the Participant and (if any) his or her legal spouse. Such payment shall be made on or about the first day of the third month following the Participant's death; provided, that the Plan Administrator in its sole discretion may delay payment of the benefit described in this paragraph for a period not to exceed one hundred eighty (180) days, in order to resolve any dispute arising over the proper identity of the parties entitled to receive such payment.

         8.02 DEATH BENEFIT AFTER COMMENCEMENT OF BENEFITS. In the event a Participant dies after the commencement of benefit payments, but prior to the completion of all such payments due and owing hereunder, the Corporation shall continue to make such payments, in installments over the remainder of the period specified in Exhibit A hereof, as if the Participant had survived. Such continuing payments shall be made to the Participant's designated beneficiary in accordance with the last such designation received by the Corporation from the Participant prior to his or her death. If no such designation has been received by the Corporation, such payments shall be made to the Participant's surviving legal spouse. If such spouse dies before receiving all payments to which he or she is entitled hereunder, then payments shall continue, for the remainder of the payment period, to such person or persons, including his or her estate, as he or she may designate in the last beneficiary designation received by the Corporation from such spouse prior to his or her death. If the Participant is not survived by a legal spouse, or is such spouse shall fail to so appoint, then said payments shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the payments will be made to the estate of the later to die of the Participant and (if any) his or her legal spouse. Such continuing payments shall commence as of the first day of the first month following the Participant's death.


                                  ARTICLE NINE

         9.01 TERMINATION BENEFITS. In the event the Participant's relationship with the Corporation and all Affiliates terminates for any reason other than death, disability or for cause, the Corporation shall pay to the Participant a Termination Benefit. The amount payable shall be equal to the Participant's vested Account as of the date of termination and shall be payable in equal monthly installments for the period of time selected by the Participant in Exhibit B (Participation Agreement) attached hereto.

         9.02 TERMINATION FOR CAUSE. Termination "for cause" shall mean (i) conviction of robbery, bribery, extortion, embezzlement, fraud, grand larceny, burglary, perjury, income tax evasion, misapplication of company funds, false statements in violation of 18 U.S.C. Sec. 1001, and any other felony that is punishable by a term of imprisonment of more than one year, or (ii) any breach of the participant's duty of loyalty to the corporation, any acts of omission in the performance of his company duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of his company duties from which the participant derived an improper personal benefit. In the event the Participant's relationship with the Corporation and all Affiliates is terminated for cause, no benefits of any kind will be due or payable under the terms of the Plan and such Participant's Account (less such Participant's interest in the Account attributable to deferrals) shall be forfeited.


                                   ARTICLE TEN

         10.01 APPLICATION FOR HARDSHIP DISTRIBUTION. In the event a Participant incurs a financial hardship, as hereinafter defined, such Participant may apply to the Plan Administrator for a hardship distribution. After a Participant's death, his or her beneficiary may apply for a hardship distribution, and references herein to the Participant shall include the beneficiary. The Plan Administrator shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, to allow such application, in full or in part, or to refuse to make a hardship distribution.

         10.02 AMOUNT OF DISTRIBUTION. In no event shall the amount of any hardship distribution exceed the lesser of: (a) The portion of the Participant's Account attributable to his or her deferrals pursuant to paragraph 1.02 hereof (exclusive of any investment earnings or losses thereon) or (b) that amount determined by the Plan Administrator to be necessary to alleviate the hardship, including any taxes payable by the Participant as a result of receiving such hardship distribution, and which is not reasonably available from other resources of the Participant.

         10.03 FINANCIAL HARDSHIP. For purposes of this Article, a "financial hardship" means an immediate and heavy financial need of the Participant.

         10.04 FURTHER DEFERRALS. A Participant who receives a hardship distribution shall be prohibited from making deferrals under paragraph 1.02 for the remainder of the Calendar Year in which the distribution is made and for the next succeeding Calendar Year

         10.05 RULES ADOPTED BY PLAN ADMINISTRATOR. The Plan Administrator shall have the authority to adopt additional rules relating to hardship distributions. In administering these rules, The Plan Administrator shall act in accordance with the principle that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption.

         10.06 LIMIT ON NUMBER OF HARDSHIP DISTRIBUTIONS. No Participant may receive more than one hardship distribution in any Calendar Year.

         10.07 IN-SERVICE DISTRIBUTION. At the time of completing an "Election of Deferral", a Participant may elect to receive an In-Service Distribution.

         10.08 TIMING OF DISTRIBUTION. An In-Service Distribution shall commence on the date elected by the Participant. In all cases, such date elected must be before the Normal Retirement Date.

         10.09 AMOUNT OF IN-SERVICE DISTRIBUTION. The amount of an In-Service Distribution may be specified by the Participant, up to one hundred percent (100%) of the amounts deferred by the Participant under Paragraph 1.02 hereof, plus any investments gains or losses attributable thereto.


                                 ARTICLE ELEVEN

         11.01 BENEFICIARY DESIGNATION. The Participant shall have the right, at any time, to submit in substantially the form attached hereto as Exhibit C, a written designation of primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of his or her death prior to complete distribution of the benefits payable. Each beneficiary designation shall become effective only when receipt there of is acknowledge in writing by the Corporation. The Corporation shall have the right, in its sole discretion, to reject any beneficiary designation which is not in substantially the form attached hereto as Exhibit C. Any attempt to designate a beneficiary, otherwise than as provided in this Article, shall be ineffective.


                                 ARTICLE TWELVE

         12.01 NO TRUST CREATED. Nothing contained in this Plan, and no action taken pursuant to its provisions by any individual shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and any other individual.

         12.02 BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS: (UNSECURED GENERAL CREDITOR STATUS OF PARTICIPANT). (a) Payments to the Participant or any beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Corporation; and no individual shall have any interest in any such asset by virtue of any provision of this Plan. The Corporation's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any individual acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such individual shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Corporation. (b) In the event that, in its discretion, the Corporation purchases an insurance policy or policies insuring the life of a Participant (or any other property), to allow the Corporation to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Corporation shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

         12.03 NO CONTRACTUAL RELATIONSHIP. Nothing contained herein shall be construed to be a contract for personal services for any term of years, nor as conferring upon the Participant the right to continue to render services to the Corporation in his or her present capacity or in any capacity. It is expressly understood that this Plan relates to the payment of deferred compensation for the Participant's services, payable after such Participant's relationship with the Corporation terminates, and is not intended to be a personal services contract.

         12.04 INTERESTS NOT TRANSFERABLE. No Participant or beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part of all of the interest otherwise distributable hereunder. No such Plan interest shall be subject to seizure by any creditor of any such Participant or beneficiary, by any proceeding at law or in equity, nor shall such interest be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant or beneficiary. Any such attempted assignment shall be void. No such right, benefit or interest shall be liable for or subject to the debts, contracts, liabilities, or torts of the individual entitled to such benefits, including claims for alimony, support, or separate maintenance by the spouse or ex-spouse of the Participant. If a Participant should become insolvent or bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under this Plan, such Participant's interest in the Plan, in the discretion of the Plan Administrator, shall be extinguished. In such event, the Plan Administrator in its sole discretion may hold or apply the interest at issue, or any part thereof, for the benefit of such Participant, such Participant's spouse, or such Participant's beneficiary, in such manner as the Plan Administrator in its sole discretion may deem proper. Notwithstanding the generality of the foregoing, the Corporation shall have the unrestricted right to set off against or recover out of any payments or benefits becoming payable to or for the benefit of a Participant, at the time such payments or benefits otherwise become payable hereunder, any amounts owed or owing to the Corporation by such Participant.

         12.05 INDEMNIFICATION AGAINST THIRD PARTY CLAIMS. Each Participant, by executing a Participation Agreement and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold the Corporation harmless from and against any damages, losses and expenses (including without limitation litigation costs incurred by the Corporation in connection with the administration of the Plan) arising from third-party claims disputes involving such Participant's Plan interest (including without limitation, tax liens and levies, creditors' claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations court).

         12.06 HOLD HARMLESS OF CORPORATE AGENTS. The Corporation, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of this Plan so long as taken in good faith.

         12.07 TAXES; NO GUARANTEE OF TAX CONSEQUENCES. The Corporation shall be entitled to withhold and remit any federal, state and local taxes from any distribution made hereunder which such Corporation believes are necessary, appropriate, or required by relevant law, regulation or ruling. The Corporation makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or beneficiary thereof, or any personal representative or attorney-in-fact for any such Participant or beneficiary. .


                                ARTICLE THIRTEEN

         13.01 CLAIM PROCEDURE. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Corporation, setting forth his or her claim. The request must be addressed to the Board.

         13.02 CLAIM DECISION. Upon receipt of a claim, the Corporation shall advise the Claimant that a reply will be forthcoming within 90 days and the Plan Administrator shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

         i.       The specific reason or reasons for such denial;

         ii. Specific reference to pertinent provisions of this Plan on which such denial is based;

         iii. A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

         iv. Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

         v. The time limits for requesting a review under subsection iii and for review under subsection iv hereof.

         13.03 REQUEST FOR REVIEW. Within 60 days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Corporation review the Plan Administrator's determination. Such request must be addressed to the Secretary of the Corporation at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the determination within such 60 day period, he or she shall be bared and estopped from challenging the determination.

         13.04 REVIEW OF DECISION. Within 60 days after the Corporation's receipt of a request for review, it will review the Plan Administrator's determination. After considering all materials presented by the Claimant, the Corporation will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Corporation will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

         13.05 EFFECT OF REVIEWED DECISION. A final decision by the Corporation, made following a review conducted in accordance with the provisions of paragraph
13.04 hereof, shall be final, conclusive and binding on the Claimant, such Claimant's dependents and/or beneficiaries, and such Claimants heirs and assigns.

                                ARTICLE FOURTEEN

         14.01 AMENDMENT. This Plan may be amended or terminated by the Corporation at any time, without notice to or consent of any person. Any such amendment or termination shall take effect as of the date specified therein and, to the extent permitted by law, may have retroactive effect. However, no such amendment or termination shall reduce (i) the amount then credited to the Participant's Account, or (ii) his or her vested percentage under paragraph
3.01. If the Plan is terminated, benefits will be distributed in accordance with Article Six hereof. Any other provision of this Plan to the contrary notwithstanding, the Plan may be amended by the Corporation at any time, and retroactively if required to the extent that, in the opinion of the Corporation, such amendment is needed to ensure that the Plan will be characterized as a plan maintained principally for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or to conform the Plan to the requirements of any applicable law, including ERISA and the Code. No such amendment shall be considered prejudicial to any interest of a Participant or beneficiary hereunder.


                                 ARTICLE FIFTEEN

         15.01 NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.


                                 ARTICLE SIXTEEN

         16.01 FACILITY OF PAYMENT. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or
(ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Corporation and Plan from further liability on account thereof.


                                ARTICLE SEVENTEEN

         17.01 BOARD AUTHORITY. The Board shall have full power and authority to interpret, construe, and administer this Agreement and the Board's interpretations and constructions thereof, and actions thereunder, including any valuation of a Participant's Account or the amount or recipient of any distribution to be made therefrom, shall be binding and conclusive on all persons for all purposes, subject to the terms and conditions of Article 12. No member of the Board shall be liable to any person for any action taken or admitted in connection with the interpretation and administration of this Agreement unless attributable to their willful misconduct or lack of good faith.

                                ARTICLE EIGHTEEN

         18.01 GOVERNING LAW. The Plan and the right and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law.

         18.02 ENTIRE AGREEMENT. This Plan instrument, and Exhibits A, B and C (incorporated herein by reference) represent the entire agreement and understanding between the Corporation and those individuals having or acquiring an interest hereunder. Accordingly, all prior or contemporaneous oral statements and writings hereby are superseded.


         IN WITNESS WHEREOF, the Corporation has executed this Plan as of the day and year above first written.


ATTEST:                             KEITHLEY INSTRUMENTS, INC.

___________________________         By:_____________________________

                                    Title:__________________________




___________________________         By: ____________________________
                                      (Participant)

                           KEITHLEY INSTRUMENTS, INC.
                           SUPPLEMENTAL DEFERRAL PLAN


                                   AMENDMENT 1



SECTION 10.07- IN-SERVICE DISTRIBUTION - At the time of completing an "Election of Deferral", a Participant may elect to receive an In-Service Distribution, for purposes of meeting all or a part of his children's or grandchildren's educational expenses, or a purchase of a future residence


             IS HEREBY AMENDED AS FOLLOWS EFFECTIVE OCTOBER 1, 1999:

         10.07. At the time of completing an "Election of Deferral", a Participant may elect to receive an In-Service Distribution.